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Ex 10 (iii)



                                December 17, 1999


Mr. Paul McGrath
[Address]


Dear Paul:

It is with great pleasure that we at American Standard welcome you to our great Company and organization. The following describes the arrangements to which we have agreed relative to your assignment.

You will hold the position of Senior Vice President, General Counsel & Secretary of the Corporation. In this position you will report directly to the Chief Executive Officer and will have responsibility for the legal activities of the Company and any other responsibilities assigned to you by the Chief Executive Officer.

The base salary for this position will be $400,000 per year and you will participate in our Annual Incentive Plan which provides a target award of 70% of your base salary. During the first two years of your employment, this Annual Incentive award will be not less than $300,000.

You will also participate in the Corporation's Long Term Incentive Plan with a target award of 130% of your base salary, prorated to reflect your partial participation in existing performance periods. During the first two years of your employment, this Long Term Incentive award will be not less than $200,000.

As an incentive for you to join American Standard you will be granted stock options for 100,000 shares of American Standard common stock, with a grant price equal to the average trading price of our stock on the date you actually begin employment. You will also be granted, annually, stock options of no less than 50,000 shares, with the first such grant occurring subsequent to your employment and coincident with grants to all other participants in our Stock Incentive Plan.

To facilitate your relocation from the Chicago area to Central New Jersey, we will assist you with certain expenses associated with this relocation. Specifically, we will reimburse you for the cost of packing and moving your household goods and closing costs (excluding mortgage points and realtor fees) associated with disposing of your current home and acquiring a new home. If storage of household goods is required, we will cover such expenses for a period not greater than six months.

As an Officer of the Corporation you will be eligible to participate in the benefits and perquisites applicable to other Officers, including, but not limited to, Financial & Tax Planning, Severance Plan, and Medical, Life and Disability insurance.

I trust the above correctly captures the discussion we have had and ask that you indicate your agreement and understanding by signing below.





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Mr. Paul McGrath
Page 2


Again, we are very excited by your decision to join our company and look forward to a rewarding relationship.

                                           Very truly yours,

                                           /s/ Adrian B. Deshotel

                                           Adrian B. Deshotel
                                           Vice President, Human Resources



 /s/ J. Paul McGrath
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Paul McGrath


12/21/99
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Dated